Exhibit 23.3

CONSENT OF INDEPENDENT ENGINEER

In relation to a Registration Statement on Form S-1 being filed on August 9, 2013, and as it may be amended, we hereby consent to the inclusion of and references to (including under the heading “Experts”) the name Garrad Hassan America, Inc. in the form and context in which they appear in such Registration Statement. We also hereby consent to the inclusion of and references to our Independent Engineer’s Report, dated August 8, 2013 relating to Pattern Energy Group Inc.’s projects referenced therein, in the form and context in which it appears in or is filed with such Registration Statement.

Garrad Hassan America, Inc.

By:	/s/ Phil Dutton
Name:	Phil Dutton
Title:	Senior Vice President, Engineering Services

Date:	August 8, 2013